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Exhibit 21.1

LIST OF SUBSIDIARIES

1.
Amplicon Corporation, a Delaware corporation

2.
Tularik Pharmaceutical Company, a Delaware corporation

3.
Tularik GmbH, a German corporation

4.
Tularik Limited, a United Kingdom corporation

5.
Cumbre Inc., a Delaware corporation

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  Exhibit 21.1
LIST OF SUBSIDIARIES